To the Board of Directors
China Medicine Corporation

Consent of Independent Accountants China Medicine Corporation Audited Financial Statements December 31, 2006, and 2005.

We consent to the incorporation in the Annual Report of China Medicine Corporation on Form 10-KSB of our report dated March 28, 2007 on our audits of the financial statements of China Medicine Corporation and Subsidiaries as of December 31, 2006, and 2005 and for the years then ended, which our reports are incorporated in the Form 10-KSB.

 /s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
April 2, 2007